VAPETEK

CONSOLIDATED LOAN AGREEMENT

This Consolidated Loan Agreement (the "**Loan Agreement**") is made as of the 2nd day of June, 2014, by and between West Coast Vape Supply Inc., a California corporation ("Creditor"), and VAPETEK Inc., a Delaware corporation ("Debtor"). The Creditor and Debtor may each be referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A. Creditor, a related party to the Debtor, has loaned the following amounts on the following dates: $1,300 on May 9, 2014, $2,322 on May 15, 2014, $1,100 on May 15, 2014, $1,361 on May 15, 2014, $4,075 on May 16, 2014, $1,500 on May 27, 2014, $500 on May 29, 2014, $1,500 on June 2, 2014. The total aggregate amount on this Consolidated Loan Agreement stands at $13,658 (Thirteen Thousand, Six Hundred and Fifty Eight Dollars)

B. Debtor has used these funds for E-Liquid inventory purchases and towards General Corporate Purposes.

C. In connection with this Consolidated Loan Agreement, Creditor agrees to loan Debtor the cash funds as described in A, with terms as follows: No interest, payable on demand, due no later than 2nd, June, 2019.

TERMS AND CONDITIONS

NOW THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Creditor and Debtor hereby agree as follows:

1. No Interest Loan. Creditor has loaned to Debtor funds in the amount of $13,658 (Thirteen Thousand, Six Hundred and Fifty Eight Dollars) No interest, payable on demand, due no later than 2nd, June, 2019.

2. No Security. Creditor hereby entered into this Loan Agreement with the understanding that the Debtor is a development stage company with no prior assets, revenues, or operations. Therefore, Debtor does not possess current assets whereby the Creditor can seek claims.

Creditor: West Coast Vape Supply Inc.

a California corporation

By: [signature]

Name (print): Alham Benyameen

Its (title): CEO/President

3. Convertibility. Debtor agrees to allow the Creditor's loan to convert into shares of restricted common stock in the Debtor at any time after the first year's anniversary of the date of this Loan Agreement, at the price based upon either: a) The price of its most recent private placement offering, closest to the time of conversion, b) If publicly-traded, then the bid price of its common stock on the closing day of conversion at 4pm EST. If converted, it is the Debtor's responsibility to file a disclosure statement on Form 8-K notifying shareholders of said transaction.

Binding Effect. This Loan Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Construction; Definitions. This Assignment shall be construed according to Delaware law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

Counterparts. This Assignment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed as of the day and year first written.

Debtor: VAPETEK Inc.

a Delaware corporation

By: ______________________

Name: (print): ANDY IBRAHIM

Its: CEO